Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 17, 2014, relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the years ended December 31, 2013 and 2012, in this Registration Statement on Form S-1, and to all references to our Firm included in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 31, 2014